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                                                                      EXHIBIT D3

                    KAISER 1997 OMNIBUS STOCK INCENTIVE PLAN

                       FORM OF RESTRICTED STOCK AGREEMENT

     RESTRICTED STOCK AGREEMENT (the "Agreement"), dated as of ___________, 2001, among Kaiser Aluminum Corporation, a Delaware corporation ("KAC"), its subsidiary Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KACC") (together, the "Company"), and _________________ (the "Grantee").

     The Company has determined that the objectives of the Kaiser 1997 Omnibus Stock Incentive Plan (the "Plan") will be furthered by the grant to the Grantee of ________ shares of Common Stock of KAC ("Common Stock") subject to the restrictions set out in this Agreement (the "Restricted Shares"), effective on ______, 2001 (the "Grant Date").

     Notwithstanding any provision hereof, this Agreement shall become effective only as, when and if the Grantee shall have executed and delivered to the Company (i) this Agreement and (ii) the stock power referenced below.

     In connection with the grant of the Restricted Shares, the Grantee has delivered to the Company herewith a stock power duly endorsed in blank, which will be returned to the Grantee when the restrictions on the Restricted Shares covered thereby have expired as provided in Section 2.

     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

     SECTION 1. Issuance of Restricted Shares. As soon as practicable after receipt from the Grantee of this executed Agreement and signed stock power, the Company shall cause to be issued under the Plan in the name of the Grantee a Restricted Share stock certificate, representing _____________ shares of Common Stock. Such certificate shall remain in the possession of the Company until the Restricted Shares represented thereby are free of the restrictions set forth in
Section 2. Upon the issuance of such certificate, the Grantee shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote such shares, subject to the restrictions set forth in this Agreement and the Plan.

     SECTION 2. Restrictions.

     2.1 Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the date provided for in Section
2.2 or Section 2.3. These restrictions shall apply as well to any shares of Common Stock or other securities of the Company which may be acquired by the Grantee in respect of the Restricted Shares as a result of any stock split, stock dividend, combination of shares or other change, or any exchange, reclassification or conversion of securities.

     2.2 The Grantee shall vest in the Restricted Shares and the restrictions set forth in Section 2.1 shall expire in accordance with the following schedule (rounded, if necessary, to avoid fractional shares), provided that the Grantee is then a director of KAC or KACC, or an employee of KAC, KACC, or of an Affiliate or Subsidiary of KAC or KACC:

Percentage of Award                                           "Vesting Date"
-------------------                                           --------------

      33 1/3%                                                 March 5, 2002

      33 1/3%                                                 March 5, 2003

      33 1/3%                                                 March 5, 2004

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As soon as practicable after each Vesting Date, the Company shall deliver to the
Grantee, subject to the provisions of Section 4, a stock certificate representing the Restricted Shares which became free of restrictions on such Vesting Date.

     2.3 Notwithstanding any other provisions of this Agreement, all restrictions on all of the Restricted Shares shall lapse on the earliest of (a) the date the Grantee dies while a director of KAC or KACC, or an employee of the Company or a Subsidiary or Affiliate of the Company, (b) the Grantee ceases to be a director of KAC or KACC, or terminates employment with the Company or a Subsidiary or Affiliate of the Company on account of Disability, or (c) the occurrence of a Change in Control while the Grantee is a director of KAC or KACC, or an employee of the Company or a Subsidiary or Affiliate of the Company. For this purpose, "Change in Control" means (a) the sale, lease, conveyance, or other disposition of all or substantially all of KAC's or KACC's assets as an entirety or substantially as an entirety to any person, entity, or group of persons acting in concert other than in the ordinary course of business; (b) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person (as defined in
Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of KAC or KACC, except if such person is (i) a Subsidiary of KAC, or (ii) an employee stock ownership plan for employees of KAC or KACC, or (iii) a company formed to hold KAC's or KACC's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of KAC or KACC, respectively; or (c) a change in the composition of KAC's or KACC's Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (x) have been Board Members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board.

     2.4 Cash dividends that become payable on Restricted Shares shall be paid to the Grantee, without regard as to whether the Restricted Shares to which such dividends pertain are vested as of the dividend payment date.

     SECTION 3. Forfeiture. Except as provided in Section 2, effective upon termination of the Grantee's relationship with the Company as a director of KAC or KACC, or as an employee of the Company or a Subsidiary or Affiliate of the Company for any reason before the restrictions on any Restricted Shares have expired, such Restricted Shares shall be forfeited and the stock certificate(s) representing such Restricted Shares shall be canceled, it being understood and agreed that Grantee shall not be entitled to any payment whatsoever under this Agreement or provisions of the Plan relating to this Agreement in connection with such cancellation and termination. For the purposes of the foregoing, a mere change in status from director of the Company to employee of the Company or vice versa, without interruption, shall not be considered a termination of the Grantee's relationship with the Company.

     SECTION 4. Withholding Taxes.

     4.1 Whenever a stock certificate representing Restricted Shares that have vested in accordance with the terms hereof is to be delivered to the Grantee pursuant to Section 2, the Company shall be entitled to require as a condition of such delivery that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the expiration of restrictions on the shares represented by such certificate. The Company, upon the request of the Grantee, shall withhold from delivery shares having a Fair Market Value on the Vesting Date equal to the amount of tax to be withheld. Fractional share amounts shall be settled in cash.

     4.2 If the Grantee makes the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in section 83(b)), he shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Grantee's income.

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     SECTION 5. Nature of Payments.

     The grant of the Restricted Shares hereunder constitutes a special incentive payment and the parties agree that it shall not have the effect of enhancing the amount of any other fees, compensation or benefits provided to Grantee by the Company.

     SECTION 6. Plan Provisions to Prevail.

     This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Grantee agrees that no member of the Compensation Policy or
Section 162(m) Compensation Committees of the Boards of Directors of either KAC or KACC and no member of either of the Boards shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

     SECTION 7. Miscellaneous.

     7.1 Section Headings and Defined Terms. The Section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of the Sections. Unless otherwise indicated herein, terms with initial capital letters shall have the meanings given such terms in the Plan.

     7.2 Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Secretary of KACC at its principal corporate address or at such other address as the Company may hereafter designate to the Grantee by notice as provided in this Section 7.2. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as he may hereafter designate to the Company by notice as provided herein. A notice hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

     7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Sections 2 and 3 of this Agreement, the heirs and personal representatives of the Grantee.

     7.4 Governing Law. This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Texas as they apply to contracts made, delivered and to be wholly performed in the State of Texas.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       KAISER ALUMINUM CORPORATION

                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:


                                       KAISER ALUMINUM & CHEMICAL
                                        CORPORATION

                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:


                                                                       , Grantee
                                       --------------------------------


                                       Print Name:
                                                   -----------------------------

                                       Address:
                                                --------------------------------

                                       -----------------------------------------

                                       -----------------------------------------
                                              Social Security Number

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